Exhibit 99.1

Ackrell SPAC Partners I Co. Announces that North Atlantic Imports, LLC Declined to Fund
Payment Required to be Deposited in Trust Account For Extension Through September 23, 2022

New York, NY, August 25, 2022 (GLOBE NEWSWIRE) -- Ackrell SPAC Partners I Co. (NASDAQ: ACKIU) (the “Company”), a special purpose acquisition company, announced today that, on August 24, 2022, North Atlantic Imports, LLC (“Blackstone”) communicated to the Company that Blackstone declined to fund the final $200,000 pursuant to the promissory note the Company issued to Blackstone on June 21, 2022 (the “Note”) to extend the date by which the Company must complete its initial business combination from August 24, 2022 through and including September 23, 2022 (the “Extension”). The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Company Charter”), requires the Company to deposit into the Company’s trust account (the “Trust Account”) $200,000 no later than August 31, 2022 as a condition to the Extension.

The counsel to Blackstone has advised the Company that it is Blackstone’s position that Blackstone has no legal obligation to loan to the Company the final $200,000 pursuant to the Note to fund the Extension. The Company disagrees.

Unless the Company is able to secure $200,000 from another source by the close of business on August 31, 2022, as to which the Company cannot provide assurance, under the Company Charter the Company will be forced to (i) cease all operations, except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the shares of common stock underlying the subunits included in its initial public offering (the “Public Shares”) for cash for a redemption price per share equal to the amount then held in the Trust Account, but net of taxes payable, divided by the total number of Public Shares then outstanding (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Company’s then stockholders and subject to the requirements of the Delaware General Corporation Law (“DGCL”), including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the DGCL finding the dissolution of the Company advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to the Company’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

As of the close of business on August 23, 2022, there was approximately $53.5 million in the Trust Account, representing a per share redemption amount of approximately $10.38 as of that date. If the Company is forced to liquidate, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

If the Company is forced to liquidate, in order to provide for the disbursement of funds from the Trust Account, the Company will instruct Continental Stock Transfer & Trust Company, the trustee of the Trust Account, to take all necessary actions to immediately liquidate the Trust Account. The proceeds of the Trust Account will be held in a non-interest-bearing account while awaiting disbursement to the holders of the Public Shares. Record holders may redeem their shares for their pro rata portion of the proceeds of the Trust Account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days thereafter.

The Company’s initial stockholders have waived their redemption rights with respect to its outstanding common stock issued prior to the Company’s initial public offering.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

About Ackrell SPAC Partners I Co.

Ackrell SPAC Partners I Co. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Cautionary Note Regarding Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering and other reports filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Ackrell SPAC Partners I Co.

(650) 560-4753

Info@ackrellspac.com